Free Writing Prospectus pursuant to Rule 433 dated October 20, 2020 / Registration Statement No. 333-239610 STRUCTURED INVESTMENTS Opportunities in International Equities GS Finance Corp.

Dual Directional Trigger Participation Securities Based on the Price of the iShares® MSCI Emerging Markets ETF due November 3, 2023

Principal at Risk Securities

The Dual Directional Trigger Participation Securities (the “securities”) do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying free writing prospectus dated October 15, 2020, which we refer to herein as the accompanying free writing prospectus, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

KEY TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying ETF:	iShares® MSCI Emerging Markets ETF (Bloomberg symbol, “EEM UP Equity”)
Pricing date:	expected to price on or about October 30, 2020
Original issue date:	expected to be November 4, 2020
Valuation date:	expected to be October 31, 2023
Stated maturity date:	expected to be November 3, 2023
Payment at maturity (for each $10 stated principal amount of your Securities):

If the final ETF price is greater than the initial ETF price, $10 + the upside payment, subject to the maximum upside payment at maturity

In no event will the payment at maturity exceed the maximum upside payment at maturity.

If the final ETF price is equal to or less than the initial ETF price, but greater than or equal to the trigger level, $10 + ($10 × the absolute ETF return)

If the final ETF price is less than the trigger level,

$10 × ETF performance factor

This amount will be less than the stated principal amount of $10, will represent a loss of more than 10.00% and could be zero.

Upside payment:	$10 × ETF percent change
Maximum upside payment at maturity (set on the pricing date):	at least $14.60 per security (at least 146.00% of the stated principal amount)
ETF percent change:	(final ETF price - initial ETF price) / initial ETF price
Absolute ETF return:	the absolute value of the ETF percent change. For example, a -5% ETF percent change will result in a +5% absolute ETF return.
Initial ETF price:	the ETF closing price of the underlying ETF on the pricing date
Final ETF Price:	the closing price of the underlying ETF on the valuation date
Trigger level:	90.00% of the initial ETF price
ETF performance factor:	final ETF price/ initial ETF price
CUSIP / ISIN:	36259Q153 / US36259Q1537
Estimated value range:	$8.90 to $9.20 (which is less than the original issue price; see the accompanying free writing prospectus)

Securities Payoff Diagram*

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Securities without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the notes and certain risks.

Hypothetical Final ETF price (as Percentage of Initial ETF price)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
175.000%	146.000%
160.000%	146.000%
150.000%	146.000%
146.000%	146.000%
120.000%	120.000%
110.000%	110.000%
100.000%	100.000%
95.000%	105.000%
92.000%	108.000%
90.000%	110.000%
89.999%	89.999%
60.000%	60.000%
50.000%	50.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

                          *assumes a maximum payment at maturity of $14.60

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Securities without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the notes and certain risks.

About Your Securities

The amount that you will be paid on your securities on the stated maturity date is based on the performance of the iShares® MSCI Emerging Markets ETF (ETF) as measured from the pricing date to and including the valuation date.

The return on your notes is linked to the performance of the ETF, and not to that of the MSCI Emerging Markets Index (index) on which the ETF is based. The ETF follows a strategy of "representative sampling", which means the ETF’s holdings are not the same as those of the index. The performance of the ETF may significantly diverge from that of the index.

If the final ETF price is greater than the initial ETF price (set on the pricing date), the return on your securities will be positive and equal to the ETF percent change, subject to the maximum upside payment at maturity of at least $14.60 per security (set on the pricing date).

If the final ETF price is equal to or less than the initial ETF price but greater than or equal to the trigger level of 90.00% of the initial ETF price, you will receive the principal amount of your securities plus a return reflecting the absolute value of the ETF percentage change (e.g., if the ETF percentage change is -5%, your return will be +5%). However, if the final ETF price is less than the trigger level, you will lose a significant portion of your investment.

The securities are for investors who seek the potential to participate in any positive return of the underlying ETF, subject to the maximum upside payment at maturity, seek a positive return for moderate decreases in the underlying ETF, are willing to forgo interest payments and are willing to risk losing their entire investment if the final ETF price is less than the trigger level.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 12, general terms supplement no. 8,671 and free writing prospectus listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 12, general terms supplement no. 8,671 and free writing prospectus and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 12, general terms supplement no. 8,671 and free writing prospectus if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

●	Free writing prospectus dated October 15, 2020
●	General terms supplement no. 8,671 dated July 1, 2020
●	Underlier supplement no. 12 dated September 25, 2020
●	Prospectus supplement dated July 1, 2020
●	Prospectus dated July 1, 2020

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Securities without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the notes and certain risks.

RISK FACTORS

An investment in the Securities is subject to risks. Many of the risks are described in the accompanying free writing prospectus, accompanying general terms supplement no. 8,671, accompanying underlier supplement no. 12, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying free writing prospectus, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 8,671, “underlier supplement no. 12 as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your Securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying ETF stocks, i.e., the stocks comprising the underlying ETF to which your securities are linked. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying free writing prospectus:

▪	Your Securities Do Not Bear Interest
▪	You May Lose Your Entire Investment in the Securities
▪	The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪	The Return on Your Securities Will Be Limited
▪	The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying ETF
▪	The Return on Your Securities Will Not Reflect Any Dividends Paid on the Underlying ETF or the Underlying ETF Stocks
▪

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

▪	The Amount Payable on Your Securities Is Not Linked to the Price of the Underlying ETF at Any Time Other than the Valuation Date
▪	The Market Value of Your Securities May Be Influenced by Many Unpredictable Factors
▪	Your Securities May Not Have an Active Trading Market
▪	If the Price of the Underlying ETF Changes, the Market Value of Your Securities May Not Change in the Same Manner
▪	Other Investors May Not Have the Same Interests as You
▪

Anticipated Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Securities and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Securities

▪	Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Securities
▪	Investing in the Securities is Not Equivalent to Investing in the Underlying ETF; You Have No Shareholder Rights or Rights to Receive Any Shares of the Underlying ETF or Any Underlying ETF Stock
▪	We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪

If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will be Negatively Affected

▪

The Policies of the Underlying ETF’s Investment Advisor, BlackRock Fund Advisors, and the Sponsor of the Index, MSCI Inc., Could Affect the Payment at Maturity on Your Securities and Their Market Value

▪	There Are Risks Associated with the Underlying ETF
▪	The Underlying ETF and the Index are Different and the Performance of the Index May Not Correlate with the Performance of the Index
▪	An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities Markets
▪	Your Investment in the Securities Will Be Subject to Foreign Currency Exchange Rate Risk
▪	The Tax Consequences of an Investment in Your Securities Are Uncertain
▪	Your Securities May Be Subject to the Constructive Ownership Rules
▪

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Securities without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the notes and certain risks.

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 8,671:

▪	Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪

You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes

▪

Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, or the Issuers of the Underlier Stocks or Other Entities That Are Involved in the Transaction

▪	The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties
▪	Past Performance is No Guide to Future Performance
▪	The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪

The Calculation Agent Can Postpone the Valuation Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Underlying Business Day Occurs or Is Continuing

▪	Certain Considerations for Insurance Companies and Employee Benefit Plans

The following risk factor is discussed in greater detail in the accompanying underlier supplement no. 12:

▪

Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises an Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Underlier Stock Issuers, There Is No Affiliation Between the Underlier Stock Issuers or Any Underlier Sponsor and Us

▪	Even Though Currencies Trade Around-The-Clock, Your Notes Will Not
▪	If Your Notes are Linked to an Exchange-Traded Fund, You Will Have Limited Anti-dilution Protection
▪	The Value of the Shares of an Underlier that is a Passively-Managed Exchange-Traded Fund May Not Track the Level of the Index Underlying the Exchange-Traded Fund
▪

Except to the Extent GS&Co. and One or More of Our Other Affiliates Act as Authorized Participants in the Distribution of, and, at Any Time, May Hold, Shares of, an Exchange-Traded Fund to Which Your Notes Are Linked, There Is No Affiliation Between the Investment Advisor of such Exchange-Traded Fund and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪	The Return on Indexed Notes May Be Below the Return on Similar Securities
▪	The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪	An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪	An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪	We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪	Information About an Index or Indices May Not Be Indicative of Future Performance
▪	We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪	Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪	The application of regulatory resolution strategies could increase the risk of loss for holders of our debt securities in the event of the resolution of Group Inc.
▪	The application of Group Inc.’s preferred resolution strategy could increase the losses incurred by holders of our debt securities

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Securities without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the notes and certain risks.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the Securities without reading the accompanying free writing prospectus and related documents for a more detailed description of the underlying ETF (including historical ETF closing prices), the terms of the notes and certain risks.